EXHIBIT 5.1



                                 April 27, 1998

Chaparral Resources, Inc.
2211 Norfolk, Suite 1150
Houston, Texas 77098

Gentlemen:

     You have requested our opinion as to certain matters under the Colorado Business Corporation Act that relate to the 11,969,174 issued and outstanding shares of $0.10 par value common stock ("Common Stock") of Chaparral Resources, Inc. ("Company"), the 3,330,720 shares of Common Stock issuable upon exercise of outstanding warrants ("Warrants") of the Company and the 2,222,222 shares of Common Stock issuable upon conversion of the Company's outstanding Series A Preferred Stock ("Preferred Stock"), all of which are described on the cover page of the Registration Statement on Form S-1 that the Company plans to file with the United States Securities and Exchange Commission.

     We have reviewed the Restated Articles of Incorporation + Amendments, as amended, of the Company, the minutes of the meetings of the board of directors and of the shareholders of the Company and such other documents we considered necessary in order to render this opinion. As a result of our review, we are of the opinion that the 11,969,174 shares of outstanding Common Stock of the Company being registered are validly issued, fully paid and nonassessable under the Colorado Business Corporation Act and that, assuming the exercise price of the Warrants is paid for upon the exercise thereof, the 3,330,720 shares of Common Stock underlying the Warrants, when issued, will be validly issued, fully paid and nonassessable under the Colorado Business Corporation Act, and that, assuming conversion of the Preferred Stock, the 2,222,220 shares of Common Stock underlying the Preferred Stock, when issued, will be validly issued, fully paid and nonassessable under the Colorado Business Corporation Act.

     This opinion is limited to the applicability of the Colorado Business Corporation Act to the shares of Common Stock. This opinion does not cover or in any way relate to the applicability of, or compliance by the Company with, any other law, including any federal or state securities laws, any state common law, or any other federal law.

     We consent to you describing this firm as having issued this opinion in the Prospectus which is a part of the Registration Statement referenced above.


                                       SMITH McCULLOUGH, P.C.